UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2010

SYMYX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1263 East Arques Avenue Sunnyvale, CA		94085
(Address of principal executive offices)		(Zip code)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Additional Information For Symyx Stockholders

The following information supplements the Joint Proxy Statement/Prospectus of Symyx Technologies, Inc. (“Symyx”) and Accelrys, Inc. (“Accelrys”) filed by Accelrys pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the “SEC”) on May 19, 2010 (the “Joint Proxy Statement/Prospectus”) relating to the contemplated merger (the “Merger”) of Accelrys and Symyx, and should be read in conjunction with the Joint Proxy Statement/Prospectus (capitalized terms not defined here are defined in the Joint Proxy Statement/Prospectus).  This supplemental information has been originated and agreed upon in connection with the settlement of the pending, purported class action (as set forth in the consolidated complaint filed on May 20, 2010) that has previously been disclosed and described by Symyx and Accelrys in public filings, including in a Current Report on Form 8-K filed by Symyx with the SEC on May 21, 2010 (the “May 21 Form 8-K”).

Update on Background of the Merger (beginning on page 43 of the Joint Proxy Statement/Prospectus)

The last paragraph on page 44 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

In October 2009, Symyx commenced a restructuring of its HPR business. Symyx determined to restructure its HPR business to address underperformance in Symyx’s contract development and manufacturing operations acquired as part of its IntegrityBio acquisition in the third calendar quarter of 2008, and to address the anticipated decline in the demand for research services following the end of 2009.  The restructuring included an exit from the contract development and manufacturing operations business and a reduction in HPR staffing by approximately 75 employees (representing a total headcount reduction for Symyx of approximately 15%).

The last paragraph on page 46 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On February 11, 2010, Symyx publicly announced the signing of a definitive agreement for the proposed divestiture of certain of its HPR business unit assets to Freeslate, Inc. (“Freeslate”), a newly-formed company that would be managed by former Symyx employees, including John Senaldi, HPR’s former president.  Originally Symyx had retained an investment banking firm to seek third party offers for HPR.  Symyx received one offer, following which Mr. Senaldi made an offer superior to the offer received.  The transaction was then concluded by arms-length negotiations between Symyx and Mr. Senaldi. Mr. Senaldi resigned from Symyx prior to the signing of the divestiture agreement.

The second paragraph on page 47 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On March 1, 2010, Symyx completed the divestiture of its HPR business unit to Freeslate.  As part of the divestiture, Symyx provided $8.6 million of operating capital (consisting of approximately $6.6 million in cash, inventory and other assets and other liabilities) to Freeslate, receiving in return a $10.0 million promissory note and common stock representing a 19.5% equity interest in Freeslate.  Following the closing, Freeslate employed substantially all Symyx employees previously in HPR. Symyx retained all existing rights to royalties and licensing fees previously included in HPR, as well as relevant patents underlying these entitlements.

The last paragraph on page 47 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On March 6, 2010, the Symyx board of directors held a telephonic meeting to discuss the proposed merger involving Accelrys. At the request of the board, a representative of Cooley LLP (“Cooley”), outside legal counsel to Symyx, reviewed the fiduciary duty requirements of the directors in the context of considering a proposed stock-for-stock combination with Accelrys and potential strategic alternatives. Following that discussion, Mr. Goldwasser reviewed the scope of product, operational and financial due diligence conducted to date on Accelrys and summarized the review of Accelrys’s product lines, including benefits, synergies and risks associated with each product line. Mr. Goldwasser also discussed the strategic plan for the combined company, including the significant benefits that could be gained from cross-selling the combined company’s existing products into Accelrys’ and Symyx’s customer bases, potential new product opportunities and sales opportunities through leadership in the scientific informatics software industry. Mr. Trevor Heritage, President of Symyx Software, then presented an assessment of Accelrys’s operations and future operations, and Mr. Jackson reviewed the results to date of the financial due diligence. Representatives of Symyx’s financial advisor then joined the meeting for a discussion of financial and valuation metrics relating to establishing an exchange ratio. Mr. Goldwasser updated the board on the current discussions relating to setting the exchange ratio, including Accelrys’s position that the exchange ratio should be set based on relative market capitalizations. Mr. Goldwasser compared certain financial and valuation metrics of Symyx and Accelrys, including relative revenue, earnings before income, taxes, depreciation and amortization (“EBITDA”) and market capitalization. Symyx’s financial advisor discussed with the board the relative contributions of each company to various financial and valuation metrics of the combined company based on the companies’ respective financial forecasts, which indicated that, before giving effect to potential net synergies, Symyx would contribute more than 50% of such metrics other than market capitalization. Following a detailed discussion of the proposed merger, Symyx’s strategic alternatives and Symyx’s relative value in the proposed merger, the Symyx board of directors concluded that the exchange ratio should be set to give Symyx stockholders ownership of at least 50% of the combined company and instructed management to continue negotiations consistent with that principle. In executive session, the board also discussed appropriate transition and severance arrangements for departing senior executives of Symyx.

The third paragraph on page 49 of the of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

Over the next two weeks, representatives from Paul Hastings and Cooley negotiated the terms of the Merger Agreement. Significant attention was focused on the various deal protection measures contained in the Merger Agreement, including the termination fee, which Accelrys initially proposed to be equal to $9 million, but which Symyx stated should be lowered to $7.5 million. As part of the negotiation of deal protection measures, the parties discussed the reciprocal non-solicitation covenant, including the exceptions that permit the negotiation of unsolicited proposals in certain circumstances, and the covenant that permits a change in either party’s board recommendation in certain circumstances, in the context of the transaction.

The first paragraph on page 53 of the of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

After evaluating the proposal in consultation with Symyx’s management, financial advisor and outside counsel, the Symyx board of directors determined, at a meeting held on April 13, 2010, that the proposal was inadequate, from a financial point of view, considering, among other factors, (i) the terms of the proposed Merger and the potential long-term value that the Merger could provide to Symyx stockholders taking into consideration, among other things, the combined company’s pro forma discounted cash flows based on Symyx’s and Accelrys’s respective internal financial forecasts and joint net synergy estimates (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Pro Forma Combined Company Discounted Cash Flow Analysis” beginning on page 69, “The Merger – Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger” beginning on page 71 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74), (ii) the potential value that Symyx could provide to Symyx stockholders as a stand-alone company, taking into consideration, among other things, Symyx’s internal financial forecasts, including Symyx’s stand-alone discounted cash flows (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Symyx Stand-Alone Discounted Cash Flow Analysis” beginning on page 69 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74) and Symyx’s potential valuation in a change of control transaction for cash based on purchase prices paid in selected transactions in the industry in which Symyx operates, (iii) the uncertainty of the financing for, and terms of, the proposed transaction with the Competitor and (iv) the uncertainty of completing a transaction on the proposed, unspecific terms offered by the Competitor. Accordingly, the board concluded that the Competitor’s proposal did not constitute a superior offer for purposes of the Merger Agreement and did not constitute a proposal that would reasonably be expected to result in a superior offer. Later that day, Mr. Goldwasser communicated the board’s determination to the Competitor.

The third paragraph on page 53 of the of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On April 21, 2010, the Symyx board of directors held a meeting to consider the revised proposal. After evaluating the revised proposal in consultation with Symyx’s management, financial advisor and outside counsel, the board determined that the revised proposal was inadequate, from a financial point of view, considering, among other factors, (i) the terms of the proposed Merger and the potential long-term value that the Merger could provide to Symyx stockholders taking into consideration, among other things, the combined company’s pro forma discounted cash flows based on Symyx’s and Accelrys’s respective internal financial forecasts and joint net synergy estimates (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Pro Forma Combined Company Discounted Cash Flow Analysis” beginning on page 69, “The Merger – Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger” beginning on page 71 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74), (ii) the potential value that Symyx could provide to Symyx stockholders as a stand-alone company, taking into consideration, among other things, Symyx’s internal financial forecasts, including Symyx’s stand-alone discounted cash flows (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Symyx Stand-Alone Discounted Cash Flow Analysis” beginning on page 69 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74) and Symyx’s potential valuation in a change of control transaction for cash based on purchase prices paid in selected transactions in the industry in which Symyx operates and (iii) that the price offered by the Competitor was not firm and that there was substantial risk that the transaction contemplated by the revised proposal would not be completed as proposed. Accordingly, the board concluded that the revised proposal did not constitute a superior offer for purposes of the Merger Agreement or a proposal that would reasonably be expected to result in a superior offer. Later that day, Mr. Goldwasser communicated the board’s determination to the Competitor.

The fourth paragraph on page 53 of the of the Joint Proxy Statement/Prospectus (which ends on page 54) is revised to read in its entirety as follows:

On May 4, 2010, a private equity fund submitted an unsolicited, non-binding proposal to acquire all of the outstanding capital stock of Symyx for $6.25 per share through a two-step cash tender offer followed by a merger. The proposal was subject to the fund completing a “customary” due diligence investigation the fund expected to take up to three weeks to complete. The fund also indicated it would expect to fund a portion of the acquisition with debt financing of an unspecified amount. The proposal did not include equity or debt commitments or a proposed definitive agreement. On May 10, 2010, the Symyx board of directors held a meeting to consider the non-binding proposal. After evaluating the proposal in consultation with Symyx’s management, financial advisor and outside counsel, the board determined that the proposal was inadequate, from a financial point of view, considering (i) the price offered by the fund in comparison to the terms of the proposed Merger and the potential long-term value that the Merger could provide to Symyx stockholders taking into consideration, among other things, the combined company’s pro forma discounted cash flows based on Symyx’s and Accelrys’s respective internal financial forecasts and joint synergy estimates (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Pro Forma Combined Company Discounted Cash Flow Analysis” beginning on page 69, “The Merger – Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger” beginning on page 71 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74), (ii) the potential value that Symyx could provide to Symyx stockholders as a stand-alone company, taking into consideration, among other things, Symyx’s internal financial forecasts, including Symyx’s stand-alone discounted cash flows (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Symyx Stand-Alone Discounted Cash Flow Analysis” beginning on page 69 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74), and (iii) the high degree of uncertainty of the proposal, including the fact that it was non-binding, subject to diligence and subject to obtaining financing. Accordingly, the board concluded that the revised proposal did not constitute a superior offer for purposes of the Merger Agreement or a proposal that would reasonably be expected to result in a superior offer. Mr. Goldwasser communicated the board’s determination to the fund, which has initiated no further communications with Symyx as of the date of this joint proxy statement/prospectus.

The first full paragraph on page 54 of the of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

On May 9, 2010, the Competitor submitted a revised proposal to acquire all of the outstanding capital stock of Symyx for $6.25 per share through a two-step cash tender offer followed by a merger. The revised proposal included a list of due diligence requests, an equity commitment from the private equity fund sponsor of the Competitor and a proposed merger agreement, including a draft marked to show changes from the Merger Agreement. On May 13, 2010, the Symyx board of directors held a meeting to consider the revised proposal. After evaluating the proposal in consultation with Symyx’s management, financial advisor and outside counsel, the board determined that the proposal was inadequate, from a financial point of view, considering the price offered in comparison to (i) the terms of the proposed Merger and the potential long-term value that the Merger could provide to Symyx stockholders taking into consideration, among other things, the combined company’s pro forma discounted cash flows based on Symyx’s and Accelrys’s respective internal financial forecasts and joint net synergy estimates (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Pro Forma Combined Company Discounted Cash Flow Analysis” beginning on page 69, “The Merger – Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger” beginning on page 71 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74) and (ii) the potential value that Symyx could provide to Symyx stockholders as a stand-alone company, taking into consideration, among other things, Symyx’s internal financial forecasts, including Symyx’s stand-alone discounted cash flows (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Symyx Stand-Alone Discounted Cash Flow Analysis” beginning on page 69 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74). The board concluded that the revised proposal did not constitute a superior offer for purposes of the Merger Agreement or a proposal that would reasonably be expected to result in a superior offer. Mr. Goldwasser communicated the board’s determination to the Competitor.

The paragraph under the heading “Update on Background of the Merger” that was added to the Joint Proxy Statement/Prospectus through a Current Report on a Form 8-K filed by Symyx on May 21, 2010 is revised to read in its entirety as follows:

On May 18, 2010, the Competitor submitted a revised proposal to acquire all of the outstanding capital stock of Symyx for $6.50 per share through a two-step cash tender offer followed by a merger. This revised proposal again included a list of due diligence requests, an equity commitment from the private equity fund sponsor of the Competitor and a proposed merger agreement, including a draft marked to show changes from the Merger Agreement. On May 20, 2010, the Symyx board of directors held a meeting to consider the revised proposal. After evaluating the proposal in consultation with Symyx’s management, financial advisor and outside counsel, the board determined that the proposal was inadequate, from a financial point of view, considering the price offered in comparison to (i) the terms of the proposed Merger and the potential long-term value that the Merger could provide to Symyx stockholders taking into consideration, among other things, the combined company’s pro forma discounted cash flows based on Symyx’s and Accelrys’s respective internal financial forecasts and joint net synergy estimates (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Pro Forma Combined Company Discounted Cash Flow Analysis” beginning on page 69, “The Merger – Certain Financial Forecasts Utilized by Accelrys in Connection with the Merger” beginning on page 71 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74) and (ii) the potential value that Symyx could provide to Symyx stockholders as a stand-alone company, taking into consideration, among other things, Symyx’s internal financial forecasts, including Symyx’s stand-alone discounted cash flows (see also the sections entitled “The Merger – Opinion of Symyx’s Financial Advisor – Discounted Cash Flow Analyses of Symyx and the Pro Forma Combined Company – Symyx Stand-Alone Discounted Cash Flow Analysis” beginning on page 69 and “The Merger – Certain Financial Forecasts Utilized by Symyx in Connection with the Merger” beginning on page 74). The board concluded that the revised proposal did not constitute a superior offer for purposes of the Merger Agreement or a proposal that would reasonably be expected to result in a superior offer.

Additional information on Opinion of Symyx’s Financial Advisor (beginning on page 65 of the Joint Proxy Statement/Prospectus)

On page 69 of the Joint Proxy Statement/Prospectus, the paragraph entitled “Symyx Stand-Alone Discounted Cash Flow Analysis” is supplemented as follows:

The terminal EBITDA multiple range of 7.0x to 10.0x applied to calculate terminal values in the discounted cash flow analysis of Symyx performed by UBS was derived taking into consideration, among other things, implied historical trading multiples of Symyx and the financial forecasts and estimates prepared by Symyx’s management as to the projected financial performance of Symyx in the terminal year (calendar year 2014).  The discount rate range of 14% to 18% used to calculate present values in the discounted cash flow analysis was derived taking into consideration, among other things, an estimated range of Symyx’s weighted average cost of capital.

On page 69 of the Joint Proxy Statement/Prospectus, the paragraph entitled “Accelrys Stand-Alone Discounted Cash Flow Analysis” is supplemented as follows:

The terminal EBITDA multiple range of 7.0x to 10.0x applied to calculate terminal values in the discounted cash flow analysis of Accelrys performed by UBS was derived taking into consideration, among other things, implied historical trading multiples of Accelrys and the financial forecasts and estimates prepared by Accelrys’s management as to the projected financial performance of Accelrys in the terminal year (calendar year 2014).  A discount rate range of 14% to 18% used to calculate present values in the discounted cash flow analysis was derived taking into consideration, among other things, an estimated range of Accelrys’s weighted average cost of capital.

On page 70 of the Joint Proxy Statement/Prospectus, the paragraph entitled “Contribution Analysis” is supplemented as follows:

As more fully reflected in the following table, the contribution analysis performed by UBS indicated implied relative contribution percentages for Symyx ranging from approximately 29.8% to 77.0% based on the various metrics and calendar years described below:

Implied Symyx Contribution Percentage
Revenue:
CY2009	51.9%
CY2010E	50.2%
CY2011E	51.1%
CY2012E	50.7%
CY2013E	49.7%
CY2014E	50.3%
EBITDA:
CY2009	77.0%
CY2010E	64.5%
CY2011E	64.7%
CY2012E	67.9%
CY2013E	68.2%
CY2014E	69.6%
EBITDA excluding Dow Royalties:
CY2009	64.0%
CY2010E	40.1%
CY2011E	47.3%
CY2012E	53.3%
CY2013E	52.7%
CY2014E	58.4%
EBITDA with Synergies:
CY2009	45.6%
CY2010E	29.8%
CY2011E	36.0%
CY2012E	42.5%
CY2013E	44.0%
CY2014E	48.0%

On page 71 of the Joint Proxy Statement/Prospectus, the paragraph entitled “Accretion/Dilution Analysis” is supplemented as follows:

The accretion/dilution analysis performed by UBS indicated that, based on the Exchange Ratio, the Merger would be:

•	accretive to Accelrys’s estimated EPS by approximately 69%, 64%, 56%, 47% and 46% in calendar years 2010, 2011, 2012, 2013 and 2014, respectively; and

•
accretive, based on the pro forma combined company’s estimated EPS attributable to an outstanding share of Symyx common stock, relative to Symyx’s estimated EPS on a stand-alone basis by more than 100% in each of calendar years 2010 and 2011 and by approximately 89%, 63% and 43% in calendar years 2012, 2013 and 2014, respectively.

Update on Certain Financial Forecasts Utilized by Symyx in Connection with the Merger (beginning on page 74 of the Joint Proxy Statement/Prospectus)

The first paragraph on page 74 of the Joint Proxy Statement/Prospectus is revised to read in its entirety as follows:

Symyx made available to Accelrys and its financial advisor certain non-public business and financial information about Symyx as a stand-alone company, including financial forecasts through the fiscal year ending December 31, 2014. The financial forecasts were prepared and delivered in March 2010 and were based on numerous assumptions made at that time by Symyx’s management, including (i) Symyx’s expected revenue growth based on historical and estimated license, maintenance and content subscription renewal rates, revenue recognition, historical and estimated bookings levels, expected market growth, competition and the expected impact of the HPR divestiture on revenue, (ii) expected royalty income and license fees from the royalty rights retained, and licenses entered into, in connection with the HPR divestiture, net of patent portfolio costs, (iii) expected operating expenses, including headcount necessary to support ongoing product development and sales and marketing, (iv) an assumed tax rate of 39% and (v) assumed interest earned on cash balances of 0.5%. The financial forecasts were as follows:

Update on Legal Proceedings Related to the Merger (as set forth in the May 21 Form 8-K)

The discussion of the legal proceedings update contained in the May 21 Form 8-K is revised to read in its entirety as follows:

As previously disclosed in the Joint Proxy Statement/Prospectus, several lawsuits were filed against Symyx, the members of the Symyx board of directors, certain executive officers of Symyx, Accelrys and Merger Sub in purported class action lawsuits brought by individual Symyx stockholders challenging the proposed Merger and seeking, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. Subsequent to the filing of the first lawsuit, several additional lawsuits were filed, also in Santa Clara County, each of which is substantially similar to the first lawsuit. The lawsuits were ultimately consolidated into a single action.

On May 20, 2010, the plaintiffs filed a single consolidated complaint (the “Complaint”), which serves as the only complaint in the combined litigation going forward. The Complaint, like the previously filed complaints, alleges, among other things, that Symyx’s directors breached their fiduciary duties to the stockholders of Symyx in connection with the proposed Merger, and seeks, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement.

While Symyx, Accelrys and the other defendants believe that the Complaint is entirely without merit and that they have valid defenses to all claims, in an effort to minimize the cost and expense of any litigation relating to such Complaint, on June 22, 2010, the defendants entered into a memorandum of understanding (the “MOU”) with the plaintiffs, pursuant to which the defendants and the plaintiffs agreed to settle the above-mentioned litigation (the “Consolidated Action”), which is pending before the Honorable Judge Joseph H. Huber in the Superior Court in and for the County of Santa Clara (the “Court”).  Subject to Court approval and further definitive documentation, the MOU resolves the allegations by the plaintiffs against the defendants in connection with the Merger and the Merger Agreement, and provides a release and settlement by the purported class of Symyx stockholders with prejudice of all asserted claims against the defendants and without costs to any defendant (other than as expressly provided in the MOU) in connection with the Merger.  None of Symyx, Accelrys or any of the other defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing.  In exchange for such release and settlement, pursuant to the terms of the MOU, the parties agreed, after arm’s length discussions between and among the defendants and the plaintiffs, that Symyx would provide additional supplemental disclosures to the Joint Proxy Statement/Prospectus (such disclosures, among others, being set forth in this filing).

In addition, the parties have agreed to present to the Court a Stipulation of Settlement (the “Stipulation of Settlement”) and any other documentation as may be required in order to obtain approval by the Court of the settlement on behalf of the class of stockholders and the dismissal of the actions in the Complaint.  The Stipulation of Settlement will include a release of all claims against all defendants and their affiliates and agents held by the plaintiffs and class members.  Symyx anticipates that plaintiffs’ counsel will petition the Court for an award of attorneys’ fees and expenses, and Symyx intends (absent earlier agreement with the plaintiffs) to contest the amounts sought by the plaintiffs (depending on the amounts sought).  Symyx or its successor(s) will be obligated by the Court to pay any attorneys’ fees and expenses awarded to the plaintiffs.  These attorneys’ fees and expenses will not be deducted from the consideration payable to the Symyx stockholders in connection with and upon completion of the Merger.  If the settlement is not approved and such conditions are not satisfied, Symyx, Accelrys and all of the other defendants will continue to vigorously defend this action.  This summary of the MOU does not purport to be complete and is qualified in its entirety by reference to the MOU, a copy of which is attached hereto as Exhibit 99.1 and the terms of which are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description
99.1
Memorandum of understanding, dated as of June 22, 2010, by and among Symyx Technologies, Inc. and the other parties to In Re Symyx Technologies, Inc. Shareholder Litigation, Case No. 1-10-CV-16862 (and consolidated actions)

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed Merger involving Accelrys and Symyx. In connection with the proposed Merger, Accelrys has filed a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Accelrys and Symyx. Investors and security holders are urged to carefully read the Registration Statement on Form S-4 and related joint proxy statement/prospectus and other documents filed with the SEC by Accelrys and Symyx because they contain important information about the proposed transaction, including with respect to risks and uncertainties that could delay or prevent the completion of the proposed Merger. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by directing a request when such a filing is made to Accelrys at 10188 Telesis Court, San Diego, California 92121-1761, Attention: Corporate Secretary or by directing a request when such a filing is made to Symyx Technologies, Inc., 3100 Central Expressway, Santa Clara, CA 95051, Attention: Corporate Secretary.  Investors and security holders may obtain free copies of the documents filed with the SEC on Accelrys’s website at www.accelrys.com or Symyx’s website at www.symyx.com or the SEC’s website at www.sec.gov. Accelrys, Symyx and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Accelrys is also included in Accelrys’s most recent definitive proxy statement, which was filed with the SEC on July 21, 2009. Additional information about the directors and executive officers of Symyx is set forth in Symyx’s most recent definitive proxy statement, which was filed with the SEC on April 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Symyx Technologies, Inc.

Dated: June 23, 2010	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1
Memorandum of understanding, dated as of June 22, 2010, by and among Symyx Technologies, Inc. and the other parties to In Re Symyx Technologies, Inc. Shareholder Litigation, Case No. 1-10-CV-16862 (and consolidated actions)